Exhibit 10.31

PROMISSORY NOTE

December 31, 2024

FOR $220,000 (Two Hundred Twenty Thousand Dollars) RECEIVED, the undersigned, NextTrip, Inc., a Nevada corporation, at 3900 Paseo del Sol, Santa Fe, New Mexico 87507 (the “Maker” or the “Company”), hereby unconditionally promises to pay to the order of SIS II LLC (the “Payee”), the principal and the premium thereon as provided in this Promissory Note (the “Note”), pursuant to the terms and conditions set forth herein.

PAYMENT OF PRINCIPAL. The principal amount of this Note is Two Hundred Twenty Thousand Dollars ($220,000) (the “Principal Amount”) and is due and payable in full in a lump sum on or prior to one year from the date of execution of this Note (the “Maturity Date”), together with all other amounts payable under this Note. If any payment obligation under this Note is not paid when due, any remaining unpaid balance of the Principal Amount and the Premium Amount (defined below) becomes due immediately, unless otherwise agreed by the Payee.

PREMIUM AMOUNT. On or prior to the Maturity Date, Maker shall deliver to Payee Fifteen Percent (15%) of the Principal Amount, Thirty-Three Thousand Dollars ($33,000) (the “Premium Amount”), together with the Principal Amount, in accordance with the terms of payment and conversion set out in the following section.

PAYMENT OF PRINCIPAL AMOUNT AND PREMIUM AMOUNT. The Principal Amount shall be paid on or prior to the Maturity Date in immediately payable United States funds. The Premium amount shall be paid on or prior to the Maturity Date by Maker’s delivery to Payee of Ten Thousand Nine Hundred Twenty-Eight (10,928) shares of Series K Preferred Stock of the Company (the “Conversion Shares”). The number of Conversion Shares has been determined by dividing the Premium Amount by a preferred stock per share price equal to Three and 2/100 Dollars ($3.02), and rounding up to the next even number of shares.

WARRANT. As additional consideration for Payee’s extension of the loan pursuant to this Note, the Company shall issue to the Payee a warrant to purchase Two Hundred Twenty Thousand (220,000) shares of the Company’s Common Stock (the “Warrant”).

PREPAYMENT. The Maker shall have the right at any time and from time to time to prepay the Principal Amount and the Premium Amount, in part or in full, as set out in this Note; provided however, that notwithstanding any prepayment, the Principal Amount and Premium Amount shall be due in full and shall not be prorated or otherwise reduced because such amounts were paid and/or delivered prior to the Maturity Date.

GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the laws of the State of Nevada.

DISPUTE RESOLUTION. In case of disputes in connection with this Agreement, the parties agree to seek non-binding mediation, which shall be conducted remotely by a single mediator before a retired judge of a federal District Court or state court of the State of Texas, or some similarly qualified, mutually agreeable individual. The parties shall bear the costs of such mediation equally. If a mediator is not appointed within thirty (30) days of the initial notice of dispute, or if any such mediation does not produce a settlement, the dispute shall be resolved by binding and final arbitration conducted in Austin, Texas which shall be in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association, and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) then in effect with respect to commercial disputes in Travis County, Texas, by a sole arbitrator selected by the parties (or by the American Arbitration Association if the parties cannot agree.

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the day and year first above written.

Maker: NextTrip, Inc.		Payee: SIS II LLC

By:		By:
	/s/ Bill Kerby		/s/ Roy Mullin
	Bill Kerby, CEO		Roy Mullin, Manager

/s/ Denis Suggs
Denis Suggs, Manager

/s/ Ronald Robinson
Ronald Robinson, Manager